SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 21, 2004

VENTIV HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-30318 52-2181734 ------------------------------------- ------------------------------------ (Commission File Number) (I.R.S. Employer Identification No.)

VANTAGE COURT NORTH
200 COTTONTAIL LANE
SOMERSET, NEW JERSEY 08873
(Address of Principal Executive offices) (Zip Code)

(800) 416-0555
(Registrant's Telephone Number, Including Area Code

N/A
(Former Name or Former Address, if changed Since Last Report)

VENTIV HEALTH, INC.
CURRENT REPORT ON FORM 8-K

Item 1.01. Entry into a Material Definitive Agreement.

On September 21, 2004, Ventiv Health, Inc. ("Ventiv") and certain of its subsidiaries entered into a definitive agreement for the acquisition of substantially all of the assets, and the assumption of certain liabilities, of Smith Hanley Holding Corp. and its subsidiaries (collectively, "Smith Hanley"). Smith Hanley is a leading provider of outsourced clinical staffing and recruiting services to the U.S. pharmaceutical industry.

The closing consideration for the assets to be acquired will consist of $30 million in cash, unregistered shares of common stock of Ventiv having an assigned value of $20 million (the "Initial Shares") and the assumption of specified short-term liabilities of Smith Hanley. The purchase price also includes an earn-out provision pursuant to which Smith Hanley will become entitled to additional consideration, which may be material, if the acquired business achieves specified profitability targets during 2004 and 2005. A portion of this additional consideration may, at Ventiv’s option, be satisfied by the issuance of shares of Ventiv common stock.

The closing of the acquisition is subject to the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.

Item 7.01 Regulation FD Disclosure

A copy of the press release announcing the execution of the Smith Hanley acquisition agreement is being furnished pursuant to Regulation FD. The information in the press release shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the press release shall not be deemed to be incorporated by reference into Ventiv’s filings under the Securities Act of 1933, as amended, except as set forth with respect thereto in any such filing.

Item 9.01 Financial Statements and Exhibits

(c) The following document is filed as an exhibit to this report:

Exhibit No. Description
99.1      Press release dated September 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTIV HEALTH, INC.

By: /s/ John R. Emery -------------------------------------------- Date: September 24, 2004 Name: John R. Emery Title: Chief Financial Officer (Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release of Ventiv Health, Inc., dated September 22, 2004